SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                              ----------------

                              SCHEDULE 14D-9

                   SOLICITATION/RECOMMENDATION STATEMENT
                    PURSUANT TO SECTION 14(D)(4) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1)
                           ----------------------

                                REXEL, INC.
                         (Name of Subject Company)

                                REXEL, INC.
                    (Name of Person(s) Filing Statement)

                  Common Stock, par value $1.00 per share
                       (Title of Class of Securities)

                                761680 10 7
                   (CUSIP Number of Class of Securities)

                           Jon O. Fullerton, Esq.
               Vice President, General Counsel and Secretary
                                Rexel, Inc.
                            150 Alhambra Circle
                        Coral Gables, Florida 33134
                               (305) 446-8000

    (Name, address and telephone number of person authorized to receive notice and communication on behalf of the person(s) filing statement).

                              With a Copy to:

                           Paul T. Schnell, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                       New York, New York 10022-3897
                               (212) 735-3000


      This Amendment No. 1 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9, dated October 23, 1997 (the "Schedule 14D-9"), of Rexel, Inc., a New York corporation (the "Company"), filed in connection with the Offer described in the Schedule 14D-9. Capitalized terms used herein shall have the definitions set forth in the Schedule 14D-9 unless otherwise provided herein.

ITEM 9.     MATERIAL TO BE FILED AS EXHIBITS.

      The response to Item 9 is hereby amended and supplemented by adding the following:

Exhibit No.

(a)(16)     Press Release issued by the Company on November 17, 1997.+

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+ Filed herewith.


                                 SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: November 19, 1997               REXEL, INC.


                                       By: /s/  Gilles Guinchard
                                           __________________________
                                           Name:  Gilles Guinchard
                                           Title: President and Chief
                                                  Executive Officer




                              LIST OF EXHIBITS

Exhibit No.                       Description

(a)(16)        Press Release issued by the Company on November 17, 1997.+

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+ Filed herewith.